Luciana Fato

Deputy General Counsel &

Corporate Secretary

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

212 345 3286

September 15, 2009

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036

Re: Registration Statement on Form S-4 (Registration No. 333-155571)

Ladies and Gentlemen:

I am the Deputy General Counsel and Corporate Secretary of Marsh & McLennan Companies, Inc., a Delaware corporation (the “Company”), and, as such, have acted as internal counsel to the Company in connection with the transaction contemplated under a Share Purchase Agreement (the “Share Purchase Agreement”) dated as of September 10, 2009.

In connection with rendering the opinions expressed below, I have examined (i) the Registration Statement on Form S-4 (Registration No. 333-155571) of the Company, for the registration of the Company’s common stock, par value $1.00 per share (the “Common Stock”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 21, 2008, as amended on December 5, 2008; (ii) the core prospectus dated November 21, 2008, as amended on December 5, 2008, forming a part thereof, together with the documents incorporated therein by reference; and (iii) the Share Purchase Agreement, pursuant to which the shares of Common Stock (the “Shares”) will be issued on September 15, 2009.

I have examined originals or certified, conformed or reproduction copies of such records of the Company, such certificates of officers of the Company and of public officials, and such other documents, and have made such investigations of law, as I have deemed necessary or appropriate as the basis for the opinions set forth below. In all such examinations, I have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I

September 15, 2009

Marsh & McLennan Companies, Inc.

have examined, I am of the opinion that the Shares, when delivered against payment therefore pursuant to the Share Purchase Agreement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Company’s Form 8-K. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Luciana Fato

Luciana Fato

Deputy General Counsel & Corporate Secretary